Exhibit 10.5

ADDEX THERAPEUTICS LTD

EQUITY INCENTIVE PLAN

(BONS)

Effective date: 1 January 2018

INTRODUCTION

GENERAL INFORMATION

Addex Therapeutics Ltd is a Swiss corporation (société anonyme/Aktiengesellschaft) pursuant to Articles 620 et seq. CO with unlimited duration and seat in Plan-les-Ouates, Canton of Geneva, Switzerland.

THE PLAN

A.                        GENERAL TERMS AND DEFINITIONS

Article 1

PURPOSE

1.1                              The purpose of the Plan is to provide certain Employees and Directors with an opportunity to obtain Bons, thus providing an increased incentive for these Employees and Directors to contribute to the future success and long-term business value of the Group, enhancing the value of the Shares and increasing the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional skills.

1.2                              The Plan rules the conditions and modalities of the grant and disposal of Bons and the exercise of the Subscription Rights.

Article 2

DEFINITIONS INTERPRETATION

2.1                            In the Plan, the following terms shall have the meanings set forth below:

“Articles of Association”	shall mean the articles of association of the Company.

“Board”	shall mean the board of directors of the Company.

“Bons”

shall mean the bons de jouissance (Genussscheine) within the meaning of Article 657 CO issued by the Company, having the rights, preferences and privileges as set out in the Articles of Association; as such, the Bons do not form part of the share capital of the Company and they have no nominal value. The Bons notably grant to their holders (i) Subscription Rights and (ii) Liquidation Rights. The Bons do not grant to their holders any right to vote, any right to attend general meetings of the shareholders of the Company or any right to dividend or a share of the profit of the Company.

“Bons Grant”	shall mean the number of Bons granted to a Participant pursuant to a Bons Grant Agreement.

“Bons Grant Agreement”

shall mean the agreement specifying the terms and conditions of the grant of Bons executed by the Company and a Participant in substantially the form attached as Appendix I hereto or any other form decided by the Board from time to time.

“Change of Control”

shall mean (i) an event which triggers a mandatory offer on the Shares under the rules applying to SIX Swiss Exchange listed companies or any other applicable rules, the event being deemed a qualifying event if any one set of such rules considers it an event triggering a mandatory offer or (ii) the acquisition by any person or entity, alone or jointly with another person or entity (or persons or entities), of more than 50% of the Shares or of the voting rights of the Company.

“CO”	shall mean the Swiss Code of Obligations, as amended from time to time.

“Company”	shall mean Addex Therapeutics Ltd, a company organized under the laws of Switzerland, having its registered office at c/o Addex Pharma SA, 12, chemin des Aulx, 1228 Plan-les-Ouates, Switzerland.

“Compensation Committee”	shall mean the compensation committee, if any, appointed by the Board pursuant to the organizational rules of the Company.

“Director”	shall mean a member of the Board or of the board of directors (or equivalent corporate body) of a Subsidiary.

“Employee”	shall mean any executive or employee of the Company or of a Subsidiary.

“Exercise Date”	shall mean the date on which the relevant Participant sends a Subscription Right Exercise Notice.

“Floor Price”	shall mean the price below which Subscription Rights cannot be exercised, which corresponds to a multiple of the Spot Price on the Grant Date, as determined by the Board.

“Grant Date”	shall mean the date on which Bons are granted.

“Group”	shall mean the Group of which the Company is the holding entity, including the Company and its Subsidiaries.

“Liquidation Rights”	shall mean, for each Bon, the right to liquidation proceeds of the Company equivalent to that of one Share.

“Participant”	shall mean an Employee or a Director to whom Bons are granted hereunder.

“Plan”	shall mean this equity incentive plan in its present form or as amended from time to time.

“Plan Administrator”	shall mean the person or entity appointed by the Board responsible for receiving and executing Subscription Right Exercise Notices.

“Subscription Right”	shall mean the right embedded in a Bon to subscribe for Shares in accordance with the Plan, any Bons Grant Agreement or as the Board shall otherwise determine from time to time.

“Subscription Right Exercise Notice”

shall mean the notice that needs to be given by a Participant when Subscription Rights are exercised in substantially the form attached as Appendix II hereto or any other form decided by the Board from time to time.

“Subscription Right Exercise Period”

shall mean the period during which Subscription Rights can be exercised, such period starting on the first day of the calendar quarter following the Vesting Date of the relevant Bon and ending on the Subscription Right Term of the relevant Subscription Right.

“Subscription Right Term”	shall mean the term of a Subscription Right.

“Shareholders”	shall mean the holders of any Shares.

“Shares”	shall mean shares of the Company.

“Spot Price”	shall mean the listed price of a Share.

“Strike Price”	shall mean the price at which Shares may be purchased by exercising Subscription Rights.

“Subsidiary”	shall mean a subsidiary of the Company.

“Vested Bon”	shall mean a Bon that has vested in accordance with the rules set forth herein.

“Vesting Date”	shall mean the date upon which a Bon vests in accordance with the rules set forth herein.

2.2                              References to any statutory provision are to that provision as amended or re-enacted from time to time and, unless the context otherwise requires, words or expressions denoting the singular shall include the plural (and vice versa) and words and expressions denoting the masculine shall include the feminine (and vice versa). Whenever the words “include”, “includes” or “including” are used in the Plan, they are deemed to be followed by the words “without limitation”, and the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2.3                              The Plan is valid for the Participants in its entirety only. No statement made in any part of the Plan shall be construed without reference to the Plan as a whole.

Article 3

SHARES SUBJECT TO THE PLAN

Shares may be made available from an increase of the share capital of the Company, whether such increase is based on ordinary, authorized or conditional share capital, or from Shares otherwise owned by, or made available to, the Company.

B.                        ADMINISTRATION

Article 4

BOARD OF DIRECTORS

4.1                              Unless otherwise provided in the Plan, the Board administers and has full power to construe and interpret the Plan, establish and amend rules and regulations for the administration of the Plan, and perform all other actions relating to the Plan, including the delegation of administrative responsibilities. The Board may in particular delegate the administration of the Plan to the Compensation Committee or any other duly authorized committee of the Board, in which case references to the Board in the Plan shall be construed as referring to the Compensation Committee or to the relevant committee of the Board. The Board shall also appoint a Plan Administrator who shall be responsible for giving, receiving and executing the notices set forth in the Plan.

4.2                              All decisions made by the Board pursuant to the provisions of the Plan and related orders or resolutions of the Board shall be final, conclusive and binding on all persons and entities, including the Company, the Shareholders, the Participants, the Employees and the Directors.

4.3                              A member of the Board shall not vote on any decision regarding any Bon granted or to be granted to him.

4.4                              The costs of introducing and administrating the Plan shall be borne by the Company.

C.                        GRANT OF BONS

Article 5

ELIGIBILITY AND CONDITIONS OF PARTICIPATION

5.1                              Those eligible to be granted Bons under the Plan are Employees and Directors.

5.2                              The Board shall, at its absolute discretion, select from Employees and Directors those eligible to be granted Bons, the Bons Grant, the Floor Price, the Strike Price, the Grant Date and any other conditions and/or constraints related to the Bons.

5.3                              Neither the establishment of the Plan, nor the grant of Bons, nor the payment of any benefits, nor any action of the Company or of the Board shall be held or construed to confer upon any Employee or Director any legal right to further receive Bons. Participation to the Plan in any given year gives no right to participate in any subsequent year.

Article 6

PROCEDURE

6.1                              The Board may adopt any procedures as it thinks fit for the granting of Bons.

6.2                              The Board may, among others: (i) require a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control, taxation laws, regulations, practice or other laws of any territory which may be applicable to him at the Grant Date, the Exercise Date or on exercise; (ii) determine that any Bon under the Plan shall be subject to additional and/or modified terms and conditions with respect to the grant and terms of exercise as may be necessary to comply with or take account of any securities, exchange control, taxation laws, regulations, practice or other laws of any territory which may have application to the relevant Employees, Directors, members of the boards of directors (or equivalent corporate bodies) of the Subsidiaries, Participants, Company or Subsidiary; (iii) adopt any supplemental rules or procedures governing the grant of Bons or exercise of the Subscription Rights as may be required for the purpose of any securities, exchange control, taxation laws, regulations or practice or other laws of any territory which may be applicable to an Employee, a Director or a Participant; and (iv) require at any time that a Participant transfer a Bon to the Company or to such person or entity as the Board shall direct.

Article 7

BONS GRANT AGREEMENT

7.1                              The contemplated grant of Bons under the Plan and the terms thereof shall be subject to the execution of a Bons Grant Agreement between the Company and the Participant in substantially the form attached as Appendix I hereto or in such form as the Board shall from time to time determine.

7.2                              Each Bon granted by a Bons Grant Agreement shall notably entitle the Participant to subscribe for 1,000 Shares at the Strike Price pursuant to the Plan subject to the conditions specified in such Bons Grant Agreement.

7.3                              The Bons Grant Agreement shall include details of the Bons Grant, the Floor Price, the Strike Price, the Grant Date and any other conditions.

Article 8

VESTING PERIOD

8.1                              Subject in particular to the limitations which may be determined from time to time by the Board, a Bons Grant shall vest gradually on a straight line basis over a period of 4 years from the Grant Date until exhaustion of such Bons Grant, provided however that the Participant may not exercise any Subscription Right relating to such Bons Grant during the first year starting from the Grant Date where the Grant Date falls within the first year of employment or contractual relationship of the Participant with the Company or any of its Subsidiaries.

8.2                              Notwithstanding the above, in the event of a Change of Control, all Bons held by Participants shall vest immediately.

Article 9

EXERCISE PERIOD

9.1                              Without prejudice to Article 8.2 and Article 10, Subscription Rights relating to Vested Bons may be exercised at any time within the Subscription Right Exercise Period subject to limitations of applicable securities law provisions and subject to the limitations which may be determined by the Board from time to time.

9.2                              Subject to Article 12, the Subscription Right Term shall be the fifth anniversary of the Grant Date of the relevant Bon.

9.3                              Past the Subscription Right Term, all unexercised Bons, including the Subscription Rights, shall be forfeited and expire without value and the Participant shall transfer the Bons to the Company or to such person or entity as the Board shall direct, without any compensation or remuneration whatsoever.

Article 10

EXERCISE OF SUBSCRIPTION RIGHTS

10.1                       During the Subscription Right Exercise Period and subject to the provisions of the Plan, notably Article 12, and of any Bons Grant Agreement, the Participant may exercise Subscription Rights relating to Vested Bons in whole or in part, and at one or more times provided that the Spot Price on the Exercise Date is above the Floor Price.

10.2                       The exercising Participant shall receive within [5] business days after receipt by the Plan Administrator of a Subscription Right Exercise Notice, the number of Shares for which Subscription Rights are exercised.

10.3                       The Company shall not deliver any Shares, respectively register the acquisition of Shares pursuant to the exercise of a Subscription Right, until full payment of the Strike Price by the Participant.

10.4                       Upon exercise of a Subscription Right, the Participant shall transfer the Bons to the Company or to such person or entity as the Board shall direct, without any compensation or remuneration whatsoever.

D.                        LIMITATIONS ON TRANSFER

Article 11

TRANSFERABILITY OF BONS AND SHARES

11.1                     Except (i) pursuant to the will of the Participant or the laws of descent and distribution, (ii) for transfers to a trust of which the Participant and his family members are the sole beneficiaries (provided that the Participant retains investment control with respect to the Bons), the Bons may not be sold, encumbered, assigned or otherwise transferred.

11.2                       Any purported sale, assignment or transfer of such Bons in violation of this Article 11 shall be void.

11.3                       Shares purchased upon exercise of Subscription Rights may be subject to sales restrictions according to applicable securities law provisions, the Articles of Association and the limitations which may be determined by the Board from time to time, provided however that all such limitations by the Board shall automatically be lifted in the case of a Change of Control.

E.                        FORFEITURE OF RIGHTS

Article 12

TERMINATION OF EMPLOYMENT/BREACHES

12.1                       Unless otherwise agreed upon by the Board and the Participant:

•                       upon termination of the employment or contractual relationship with the relevant Participant by the Company or any of its Subsidiaries for cause (e.g., in the case of an employment relationship, according to Article 337 of the Swiss Code of Obligations or similar grounds) or in case of termination by the Participant of the contractual relationship (other than an employment relationship) with the Company or any of its Subsidiaries at an improper time; or

•                       upon breach by the Participant of any material obligations set out in any agreement dealing with the Participant’s contractual relationship with the Company or any of its Subsidiaries, as entered into or amended from time to time and/or any provisions of applicable laws as a consequence of which the Company may not be expected in good faith to continue the existing contractual relationship with the Participant, all Bons (including, for the avoidance of doubt, Vested Bons) held by the Participant shall be immediately forfeited without value and the Participant shall transfer the Bons to the Company or to such person or entity as the Board shall direct, without any compensation or remuneration whatsoever.

12.2                       Upon termination of the employment or contractual relationship between the relevant Participant and the Company or any of its Subsidiaries as a result of the relevant Participant’s disability, all Bons that are not Vested Bons held by such Participant shall be immediately forfeited without value, while Subscription Rights relating to Vested Bons may be exercised by the relevant Participant pursuant to the Plan during a period of 12 months after the end of the employment or contractual relationship, after which they shall be forfeited without value. The Participant shall transfer the Bons without value to the Company or to such person or entity as the Board shall direct, without any compensation or remuneration whatsoever. For the purpose of this provision, “disability” means the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability; the determination whether a Participant has suffered a disability shall be made by the Board or Compensation Committee, as the case may be, based upon such evidence as it deems necessary and appropriate.

12.3                       Upon the death of a Participant, all Bons that are not Vested Bons held by such Participant shall be immediately forfeited without value, while Subscription Rights relating to Vested Bons may be exercised by the Participant’s estate, or by a person or entity who acquired the right to exercise the Subscription Right(s) by bequest or inheritance, pursuant to the Plan during a period of 12 months after the date of death, after which they shall be forfeited without value. The Participant’s estate or any other person or entity having any right over the Bons shall transfer the Bons to the Company or to such person or entity as the Board shall direct, without any compensation or remuneration whatsoever.

12.4                       Upon termination of the employment or contractual relationship between the relevant Participant and the Company or any of its Subsidiaries by any of them for any reason other than as aforesaid, all Bons that are not Vested Bons held by the relevant Participant shall be immediately forfeited without value, while Subscription Rights relating to Vested Bons may be exercised by the relevant Participant pursuant to the Plan during a period of 60 days after the end of the employment or contractual relationship, after which they shall be forfeited without value. The Participant shall transfer the Bons without value to the Company or to such person or entity as the Board shall direct, without any compensation or remuneration whatsoever.

Article 13

TRANSFER / LEAVE OF ABSENCE

13.1                       A transfer of an employee between the Company and a Subsidiary or a leave of absence, duly authorised in writing by the Company for military service, sickness, pregnancy, confinement or for any other purpose approved by the Board provided the Employee’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment.

13.2                       If employment is terminated prior to the reemployment of the Employee, the provisions of Article 12 shall be applicable.

F.                         GENERAL PROVISIONS

Article 14

NO (CONTINUED) EMPLOYMENT OR CONTRACTUAL RELATIONSHIP

14.1                       Neither the establishment of the Plan, nor the grant of Bons, nor the payment of any benefits, nor any action of the Company, the Board or a Subsidiary shall be held or construed to confer upon any Participant any legal right to continue to be employed by the Company or any of its Subsidiaries or to remain in a contractual relationship with said, each of which expressly reserves the right to discharge any Employee or Director whenever the interest of any such entity in its sole discretion may so require without liability to such entity or to the Board, except as to any rights which may be expressly conferred upon such Participant under the Plan.

14.2                       The mere fact of participating to the Plan shall in no circumstances whatsoever be construed as an employment agreement, or any similar agreement, between the Participant and the Company.

Article 15

NO SEGREGATION OF CASH OR SHARES

The Company shall not be required to segregate any cash or Shares in order to fulfill its obligations hereunder.

Article 16

ADJUSTMENT DUE TO CORPORATE EVENTS

The number of Bons, the Floor Price, the Strike Price or any of them shall be subject to adjustment by the Company to reflect any split or combination of the Shares, and such readjustment shall be final and binding.

Article 17

AMENDMENT AND TERMINATION

17.1                       Subject, as the case may be, to the prior approval of the Shareholders (as provided for by the law or in the Articles of Association), the Board may amend, suspend or discontinue the Plan.

17.2                       The Bons granted under the Plan shall be subject to such further rules and regulations as the Company may adopt with respect to its equity incentive plans, and the Participant agrees to enter into such further documents, not inconsistent with the terms hereof, as the Company may require. The Company may also require the Participant to enter into such further documents with respect to the holding and transfer of any Shares acquired pursuant to the Subscription Rights as may be necessary or appropriate in the sole discretion of the Company to ensure compliance with applicable laws with respect to such holding and transfer.

17.3                       Amendment, suspension or discontinuity of the Plan shall be communicated by the Board to all Participants.

Article 18

INDEMNIFICATION

In addition to other rights of indemnification available to them, the members of the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Bons granted under the Plan, and against all amounts paid by them in settlement thereof

(provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon the finding of bad faith, provided that upon the institution of any such action, suit or proceeding, members of the Board shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such member of the Board undertakes to handle and defend it on such member’s own behalf.

Article 19

TAXES INDEMNIFICATION

19.1                       The Participant shall indemnify the Company against any tax, including employment and social security taxes, arising in respect of the grant of Bons or the exercise of the Subscription Rights which is a liability of the relevant Participant but for which the Company is required to account under the laws of any relevant territory.

19.2                       The Company may recover the tax from the Participant in such manner as the Board thinks fit including: (i) withholding portion of the Bons and selling the same; (ii) deducting the necessary amount from the Participant’s remuneration; or (iii) requiring the Participant to account directly to the Company for such tax.

Article 20

APPLICABLE LAW AND ARBITRATION

20.1                       The Plan and any related document shall be exclusively governed by and construed in accordance with Swiss law, excluding conflict of laws principles thereof.

20.2                       Any dispute, controversy or claim arising out of or in relation with the Plan including the validity, invalidity, breach or termination thereof, shall be finally decided by three arbitrators in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with said rules. The seat of the arbitration shall be Geneva, Switzerland. The language of arbitration shall be English.

20.3                       The acceptance of any Bon or any related right implies the consent to the choice of law and jurisdiction set in this Article 20.

20.4                       By executing a Bons Grant Agreement, the Participant expressly acknowledges and accepts the terms and conditions of the Plan and all its related documents, as well as the powers of the Board to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant. Any disagreement regarding the interpretation shall be resolved by the Company, whose determination shall be binding.

Article 21

EFFECTIVE DATE

The Plan shall be effective on 1 January 2018.

APPENDIX I

FORM OF BONS GRANT AGREEMENT

ADDEX THERAPEUTICS LTD EQUITY INCENTIVE PLAN (BONS)

This BONS GRANT AGREEMENT is made on [date], by and between Addex Therapeutics Ltd, a Swiss corporation, with its seat in Plan-les-Ouates, Switzerland (the “Company”) and [name] (the “Participant”).

In consideration of the mutual covenants and agreements contained herein and pursuant to the Company’s Equity Incentive Plan (Bons) of [date], [Date] (the “Plan”), the Company and the Participant agree as follows:

According to the terms and conditions contained in the Plan and in this Bons Grant Agreement, the Company shall grant to the Participant the following number of Bons, it being specified that each Bon grants to its holder a right to subscribe for Shares:

Number of Bons:

Number of Subscription Rights:

Floor Price:

Strike Price:

Grant Date:

Vesting Date:	As per Article 8 of the Plan and the table below

Other conditions:

Subscription Rights Exercise Period:	Four years from the first day of the calendar quarter following the Vesting Date as detailed below:

Exercise Expiry Date
No. of Bons	Vesting Date / Exercise Start Date	(Subscription Rights Term)
[e.g. 2]
[e.g. 2]
[e.g. 2]
[e.g. 2]

The signature of this Bons Grant Agreement by the Participant implies his express and complete acceptance of the terms set forth in the Plan, in this Bons Grant Agreement or in any other document related hereto. Furthermore the Participant hereby accepts the powers of the Board to administer the Plan at its absolute discretion, to complete, interpret and implement the documents herein referred through further documentation to the extent necessary or relevant and to decide on all issues in absolute discretion. The Participant agrees to be bound by the decisions of the Board.

All notices to the Company shall be delivered to Addex Therapeutics Ltd, c/o Addex Pharma, 12, chemin des Aulx, Plan-les-Ouates, Switzerland, attn Plan Administrator, and all notices to the Participant may be given to the Participant personally or may be mailed to the Participant c/o Addex Pharmaceuticals Ltd or at such other address as the Participant may designate by written notice to the Company.

This Bons Grant Agreement and any related document shall be exclusively governed by Swiss law, excluding conflict of laws principles thereof.

Any dispute, controversy or claim arising out of or in relation with the Plan including the validity, invalidity, breach or termination thereof, shall be finally decided by three arbitrators in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with said rules. The seat of the arbitration shall be Geneva, Switzerland. The language of arbitration shall be English.

IN WITNESS THEREOF, the parties have executed this Bons Grant Agreement in duplicate as of the place and date first above written.

Addex Therapeutics Ltd	Participant

Date	Date

APPENDIX II

FORM OF SUBSCRIPTION RIGHT EXERCISE NOTICE

ADDEX THERAPEUTICS LTD EQUITY INCENTIVE PLAN (BONS)

[date of notice]

Plan Administrator

[address]

Reference: [Name of Participant]: Addex Therapeutics Ltd’s Equity Incentive Plan (Bons).

I hereby exercise my Subscription Right(s) according to and under the terms and conditions of the Addex Therapeutics Ltd Equity Incentive Plan (Bons) dated               and the Bons Grant Agreement dated              , as follows:

Grant Date of the Bons:

Number of Subscription Right(s) exercised:

[Participant]